UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Rule 14a-12
SUN HEALTHCARE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Wednesday, June 20, 2012

«Contact»

«Organizations»

«Address»

«City», «ST» «Zip»

Dear «Contact»:

As your healthcare and business partner, I want to share with you some important news regarding our company. SunDance Rehabilitation’s holding (parent) company, Sun Healthcare Group, Inc., entered into an agreement on June 20, 2012 with Genesis HealthCare for the acquisition of Sun. Attached is the press release announcing the transaction.

Over the course of the last 22 years, SunDance Rehabilitation has grown into one of the nation’s leading rehabilitation providers across the healthcare continuum. SunDance has built a reputation as a clinically focused, resident centered care provider. I am very proud of our team and its ability to provide the highest possible outcomes and results across our many constituents and this announcement marks the next exciting step in this journey.

In case you are unfamiliar with Genesis, like Sun Healthcare, they too operate a large and successful rehabilitation company – Genesis Rehabilitation Services. The result of this transaction will be a merger of two strong teams, enhancing the talents and resources of the combined entity. The combined company will be positioned to provide scale and resources to invest in and prepare for the future.

Over the next 4-6 months, both companies will be operating separately, but working hard at the corporate level to complete the requirements of the transaction and ensure a smooth transition for our residents, employees and business partners.

In the interim, please do not hesitate to contact me with any questions or concerns.

Thank you for your support and I look forward to our continued partnership.

Susan E. Gwyn
President
SunDance Rehabilitation Corporation

Additional Information and Where to Find It

In connection with the proposed merger, Sun will file a proxy statement and other relevant documents concerning the Merger with the Securities and Exchange Commission (“SEC”). The definitive proxy statement will be mailed to stockholders of Sun. Investors and stockholders of Sun are urged to read the definitive proxy statement and other relevant documents when they become available because they will contain important information about the Merger. Copies of these documents (when they become available) may be obtained free of charge by making a request to Sun’s Investor Relations Department either in writing to Sun Healthcare Group, Inc., 101 Sun Avenue, N.E., Albuquerque, New Mexico 87109, or by telephone to (505) 468-2341. In addition, documents filed with the SEC by Sun may be obtained free of charge at the SEC’s website at www.sec.gov or by clicking on “SEC Filings” on Sun’s website at www.sunh.com.

Sun and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Sun’s stockholders in respect of the transaction. Information concerning the ownership of Sun’s securities by Sun’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information is also available in Sun’s proxy statement for its 2012 Annual Meeting of Stockholders filed with the SEC on April 30, 2012. Information regarding Sun’s directors, executive officers and other persons who may, under rules of the SEC, be considered participants in the solicitation of proxies in connection with the transaction, including their respective interests in the transaction by security holdings or otherwise, will be set forth in the definitive proxy statement concerning the transaction when it is filed with the SEC. Each of these documents is, or will be, available as described above.